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                                                                    EXHIBIT 99.C



                                OPTION AGREEMENT

                 AGREEMENT, dated as of October 17, 1996 (this "Agreement"), by and between Liquidity Financial Group, L.P., a California limited partnership (the "Optionee"), and Apollo Real Estate Investment Fund II, L.P., a Delaware limited partnership (the "Fund").

                              W I T N E S S E T H:

                 WHEREAS, the Fund owns 29.23% of the outstanding limited liability company interests (the "Prom Interests") of Prom LFG L.L.C., a Delaware limited liability company ("Prom LFG");

                 WHEREAS, Prom LFG owns 17.1% of the outstanding limited liability company interests (the "Bidder Interests") of Prom Investment Partners L.L.C., a Delaware limited liability company (the "Bidder");

                 WHEREAS, the Bidder has commenced or will commence a tender offer (the "Tender Offer") to acquire up to 9,000 of the issued and outstanding limited partnership units (the "Units"), or approximately 47.4%, of Prometheus Income Partners, a California limited partnership (the "Target"), at a price of $405 per Unit; and

                 WHEREAS, the Fund desires to grant to the Optionee an option to acquire up to 100% of the Fund's Prom Interests (the "Option Interests"), upon the terms and subject to the conditions set forth in this Agreement.

                 NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Optionee and the Fund hereby agree as follows:

         1. Grant of the Option. The Fund hereby grants to the Optionee the right to purchase (the "Option") all or any part of the Option Interests from the Fund exercisable from the date Bidder accepts for payment Units tendered pursuant to the Tender Offer until that date which is six months after the date the Option becomes exercisable (the "Option Period"), at a purchase price (the "Purchase Price") equal to five percent (5%) of the aggregate consideration paid and expenses incurred by the Bidder for the Units in the Tender Offer together with interest at a rate of 10% per annum based on a year of 366 days (calculated from and after the date of the closing of the Tender Offer through and including the date of the closing of the Option). If Optionee does not exercise the entire Option, the Purchase Price shall be reduced pro rata in accordance with the percentage of the entire Option exercised by the Optionee.
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         2.      Exercise of the Option.  The Option to purchase the Option
Interests shall be exercisable in whole or in part on the terms and subject to the conditions hereinafter set forth:

                 (a) In the event that the Optionee is entitled to and wishes to exercise the Option, the Optionee shall, during the Option Period, send a written notice (the "Exercise Notice") to the Fund identifying the date and place for the closing (the "Closing") of the Option Interests to be purchased. Delivery of the Exercise Notice prior to the expiration of the Option Period shall be sufficient to entitle the Optionee to purchase the Option Interests notwithstanding that the Closing may occur after the expiration of the Option Period; provided, however, that the Closing shall not be more than fifteen (15) business days from the date that the Exercise Notice is received by the Fund unless another date is agreed upon in writing by the Fund and the Optionee.

                 (b) Payment of the Purchase Price for the Option Interests to be acquired pursuant to the exercise of the Option will be made by the Optionee at the Closing by delivering to the Fund, by wire transfer or by certified check payable to the order of the Fund, an amount equal to the Purchase Price.

         3. Transferability of the Option. The Option may not be assigned, transferred, or otherwise disposed of, or pledged or hypothecated or in any way be subject to execution, attachment or other process. Any assignment, transfer, pledge, hypothecation or other disposition of the Option attempted contrary to the provisions of this Agreement or any levy, execution, attachment or other process attempted upon the Option will be null and void and without effect.

         4. Sale of Option Interests. Except as provided in this Agreement, the Fund shall not, without the express written consent of the Optionee, during the Option Period, (i) sell or otherwise dispose of any or all of the Option Interests, or (ii) convert such Option Interests into cash, capital stock or other securities.

         5. Adjustment Upon Changes in Capitalization. In the event of any change in the Prom Interests by reason of dividends, split-ups, recapitalizations, combinations, exchanges of interests or the like, the type and number of interests of Prom Interests subject to the Option and the Purchase Price shall be appropriately adjusted and proper provision shall be made so that, in the event that any additional Prom Interests become outstanding as a result of any such change after the date of this Agreement, the Option shall be adjusted so that, after such change and together with the Prom Interests previously outstanding pursuant to the exercise of the Option (as adjusted on account of any of the foregoing change in Prom Interests), it equals 29.23% of the number of Prom Interests then outstanding.

         6. Investment. The Optionee acknowledges that the Option Interests are not being offered pursuant to a registration statement under the Securities Act of 1933, as amended (the "Act"), or any other securities laws. The Optionee acknowledges that the Option Interests are being acquired for the Optionee's own account for investment purposes only and not with a view to, or for sale in connection with, any public distribution thereof and will not sell, or offer to sell or otherwise dispose of, any interest in the Option Interests acquired by the Optionee in violation of the Act. The Optionee has had substantial experience in business and financial matters and in making investments of the type contemplated by this Agreement, is capable of evaluating the merits and risks of the purchase of the Option Interests and is able to bear the economic risks of such investment.
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         7.      Representations and Warranties of the Fund.  The Fund hereby represents and warrants to the Optionee as follows:

                 a. Organization. The Fund is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution and delivery by the Fund of this Agreement and the performance by the Fund of its obligations hereunder have been duly and validly authorized by the general partner of the Fund and no other partnership actions on the part of the Fund are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

                 b. Authorization. This Agreement has been duly and validly executed and delivered by the Fund and constitutes a valid and binding agreement enforceable against the Fund in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                 c. Title to Option Interests. As of the date hereof, the Fund is the legal, beneficial and record owner of the Option Interests.
The Fund has good and marketable title to all of the Option Interests, free and clear of any liens, encumbrances, equities, restrictions and claims of every kind and nature. No person other than the Fund has any interest in or right to acquire any interest in any of the Option Interests. There are no rights, options, convertible or exchangeable, instruments or interests or commitments, agreements, arrangements or undertakings of any kind to which the Fund is a party or by which the Fund is bound obligating the Fund to deliver, sell, or cause to be sold or delivered, the Option Interests.

                 d. No Conflicts. Except for authorizations, consents and approvals as may be required hereunder, (i) no filing with, and permit, authorization, consent or approval of any state or federal public body or authority is necessary for the execution of this Agreement by the Fund and the consummation by the Fund of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by the Fund and the consummation by the Fund of the transactions contemplated hereby will (A) conflict with any or result in any breach of any provision of the organizational documents of the Fund, (B) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any indenture, license, contract, agreement or other instrument or obligation to which the Fund is a party or by which it may be bound, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Fund.

         8. Representations and Warranties of the Optionee. The Optionee hereby represents and warrants to the Fund as follows:

                 a. Organization. The Optionee is a limited partnership duly formed, validly existing and in good standing under the laws of the State of California, has all requisite power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution and delivery by the Optionee of this Agreement and the performance by the Optionee of its obligations





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hereunder have been duly and validly authorized by the general partner of the
Optionee and no other partnership actions on the part of the Optionee are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

                 b. Authorization. This Agreement has been duly and validly executed and delivered by the Optionee and constitutes a valid and binding agreement enforceable against the Optionee in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                 c. No Conflicts. Except for authorizations, consents and approvals as may be required hereunder, (i) no filing with, and permit, authorization, consent or approval of any state or federal public body or authority is necessary for the execution of this Agreement by the Optionee and the consummation by the Optionee of the transactions contemplated hereby and
(ii) none of the execution and delivery of this Agreement by the Optionee and the consummation by the Optionee of the transactions contemplated hereby will
(A) conflict with any or result in any breach of any provision of the organizational documents of the Optionee, (B) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any indenture, license, contract, agreement or other instrument or obligation to which the Optionee is a party or by which it may be bound, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Optionee.

         9. Termination. Except as otherwise provided herein, the covenants and agreements contained herein with respect to the Option Interests shall terminate upon the expiration of the Option Period.

         10. Notices. Notices relating to this Agreement shall be in writing and delivered in person or by hand delivery or certified mail, return receipt requested, postage prepaid, as follows:

         If to the Optionee:

                 Liquidity Financial Group, L.P.
                 2200 Powell Street, Suite 700
                 Emeryville, California 94608
                 Attention:  Brent Donaldson

                 with a copy to:

                 Morgan, Lewis & Bockius
                 1800 M Street N.W.
                 Washington, D.C. 20036
                 Attention: Lloyd Feller, Esq.





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         If to the Fund:

                 c/o Apollo Real Estate Advisors, L.P.
                 1301 Avenue of the Americas
                 38th Floor
                 New York, New York 10019
                 Attention:  W. Edward Scheetz
                             Richard Mack

                 with a copy to:

                 Battle Fowler LLP
                 75 East 55th Street
                 New York, New York 10022
                 Fax:  (212) 856-7811
                 Attention:  Peter M. Fass, Esq.
                             Steven L. Lichtenfeld, Esq.

or to such other address as either party may designate by written notice to the other in accordance with this provision, and is hereby deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next business day, one (1) business day after sending; and if by certified mail, return receipt requested, three (3) days after mailing.

         11. Benefits of Agreement. This Agreement shall inure to the benefit and shall be binding upon the successors, heirs, legal representatives and permitted assigns of the parties hereto.

         12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles thereof respecting conflicts of laws.

         13. Holidays. Whenever any payment to be made hereunder shall be stated to be due on a Saturday, Sunday or any national holiday, such payment may be made on the next succeeding business day.

         14. Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         15. Entire Understanding and Release. (a) This Agreement contains the entire agreement between the Fund and the Optionee and supersedes any and all prior agreements, understandings and undertakings, whether written or oral, between the Fund and its officers, directors, employees or agents on the one hand, and the Optionee on the other hand. No representations, warranties, covenants or agreements, except those expressly set forth in this Agreement will be deemed to have been made by either the Fund and its officers, directors, employees or agents on the one hand, and the Optionee on the other hand.





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                 (b) The Optionee hereby releases, acquits and forever
discharges the Fund and its partners, employees and agents, as well as each of their respective heirs, personal representatives, successors and assigns, from any and all losses, damages, claims, demands, debts, actions, causes of action, suits, contracts, agreements, obligations, accounts, defenses and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract or in tort, at law or in equity, which the Optionee ever had, now has, or might hereafter have against the Fund and its partners, employees and agents for or by reason of any matter, cause or thing whatsoever which relates in any manner, in whole or in part, directly or indirectly, to any agreement, understanding, or undertaking of the Fund and its partners, employees, and agents in connection with the transactions contemplated by this Agreement

         16. Severability. If any of the provisions of this Agreement shall be held by a court of competent jurisdiction to be void or unenforceable, the balance of the provisions of this Agreement shall remain in effect and be enforced so as to give effect as nearly as possible to the intentions of the Fund and the Optionee.

         17. Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed as original, but all of which together shall constitute one and the same instrument. Facsimile signatures shall be deemed an original.





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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



                           LIQUIDITY FINANCIAL GROUP

                           By: Liquidity Financial Corporation, its general partner

                                By:     /s/ Brent Donaldson
                                   --------------------------------------------
                                    Name:   Brent Donaldson
                                    Title:  President


                           APOLLO REAL ESTATE INVESTMENT FUND II, L.P.

                           By: Apollo Real Estate Advisors II, L.P., its general partner


                             By: Apollo Real Estate Capital Advisors II, Inc., its general partner


                                By:  /s/ W. Edward Scheetz
                                   --------------------------------------------
                                    Name:   W. Edward Scheetz
                                    Title:  Vice President